Exhibit 5.4

March 3, 2009

Plains Exploration & Production Company

700 Milam, Suite

3100 Houston, TX 77002

We have acted as counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to Post-Effective Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-141110) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the issuance of the guarantee (the “Securities Guarantee”) by PXP Louisiana Operations LLC, a Delaware limited liability company (the “Additional Subsidiary Guarantor”), of (i) $500,000,000 aggregate principal amount of 7% Senior Notes due 2017 of the Company issued under the Indenture dated as of March 13, 2007 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 13, 2007 (the “First Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Second Supplemental Indenture dated as of June 5, 2007 (the “Second Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Fourth Supplemental Indenture dated as of November 14, 2007 (the “Fourth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Fifth Supplemental Indenture dated as of January 29, 2008 (the “Fifth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Sixth Supplemental Indenture dated as of February 13, 2008 (the “Sixth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, and the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”) dated as of July 10, 2008 among the Company, the subsidiary guarantors named therein (including the Additional Subsidiary Guarantor), and the Trustee, (ii) $600,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2015 of the Company issued under the Base Indenture, as supplemented by the Third Supplemental Indenture dated as of June 19, 2007 (the “Third Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Eighth Supplemental Indenture and (iii) $400,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2018 of the Company issued under the Base Indenture, as supplemented by the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”) dated as of May 23, 2008 among the Company, the subsidiary guarantors named therein, and the Trustee, and the Eighth Supplemental Indenture.

Plains Exploration & Production Company

March 3, 2009

We have examined originals or certified copies of (i) the Base Indenture, (ii) the First Supplemental Indenture, (iii) the Second Supplemental Indenture, (iv) the Third Supplemental Indenture (v) the Fourth Supplemental Indenture (vi) the Fifth Supplemental Indenture, (vii) the Sixth Supplemental Indenture, (viii) the Seventh Supplemental Indenture, (ix) the Eighth Supplemental Indenture and (x) such corporate records of the Company and the Additional Subsidiary Guarantor and other certificates and documents of officials of the Company, the Additional Subsidiary Guarantor, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Securities Guarantee has been duly authorized by all necessary limited liability company action on the part of the Additional Subsidiary Guarantor, and will be the valid and binding obligation of the Additional Subsidiary Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal laws of the United States, (ii) the Limited Liability Company Act of the State of Delaware and (iii) the Laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Plains Exploration & Production Company

March 3, 2009

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP